As filed with the United States Securities and Exchange Commission on September 24, 2012
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIQUIDMETAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0264467
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30452 Esperanza
Rancho Santa Margarita, California 92688
(Address, Including Zip Code, of Principal Executive Offices)

Liquidmetal Technologies, Inc. 2012 Equity Incentive Plan
 (Full Title of the Plan)

Thomas Steipp
President and Chief Executive Officer
Liquidmetal Technologies, Inc.
30452 Esperanza
Rancho Santa Margarita, California 92688
Phone: (949) 635-2100
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:
Curt P. Creely, Esq.
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
(813) 229-2300
(813) 221-4210 - Fax
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	30,000,000 shares	$0.22	$6,450,000	$740
 (1)          This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the prospectus of the above-named plan, and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable under the Liquidmetal Technologies, Inc. 2012 Equity Incentive Plan (the “Plan”) in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under those plans, or other similar event.

(2)           Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $0.22, the average of the average of the bid and asked price within the 5 business days prior to the date of filing this Registration Statement

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this registration statement (this “Registration Statement”) will be sent or given to participants in the Liquidmetal Technologies, Inc. 2012 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Liquidmetal Technologies, Inc. (hereinafter referred to as the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (as filed on March 30, 2012);

●	The Company’s Quarterly Report on Form 10-Q for the periods ended March 31, 2012 (as filed on May 15, 2012) and June 30, 2012 (as filed on August 14, 2012);

●	The Company’s Current Reports on Form 8-K filed March 2, 2012, March 14, 2012, April 27, 2012, June 5, 2012, June 18, 2012, July 2, 2012, July 2, 2012 and September 7, 2012;

●
The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A12B filed May 20, 2002, including any amendments or reports filed for the purpose of updating such description, and any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Certificate of Incorporation (as amended)

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s certificate of incorporation (as amended) eliminates the personal liability of directors to the Company and to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company and to its stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation (as amended) further provides that, if the DGCL is amended after the effective date of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company’s certificate of incorporation (as amended) also provides that the Company shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom the Company has power to indemnify under the DGCL.

The indemnification provided for in the certificate of incorporation (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Company, shall continue as to a person who has ceased to be a Company  director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Bylaws (as amended)

The Company’s bylaws (as amended) provide that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of the Company or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Company’s bylaws (as amended) also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company.

Pursuant to the Company’s bylaws (as amended), the Company may, upon resolution passed by its board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of its certificate of incorporation.

The indemnification provided for in the Company’s bylaws (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a Company director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

The Company also maintains a policy of directors’ and officers’ liability insurance to indemnify directors and officers with respect to actions taken by them on the Company’s behalf.

Indemnification Agreements

Through Indemnity Agreements with various directors and officers, the Company has, subject to certain conditions and limitations, agreed to indemnify and hold harmless an officer or director if he or she is or was a party, or is threatened to be made a party, to any Action (as defined in the Indemnity Agreements) by reason of his or her status as, or the fact that he or she is or was or has agreed to become, a director or officer of the Company, and/or is or was serving or has agreed to serve as a director or officer of an Affiliate (as defined in the Indemnity Agreements), and/or as to acts performed in the course of his or her duty to the Company and/or to an Affiliate, against Liabilities and reasonable Expenses (each as defined in the Indemnity Agreements) incurred by or on behalf of the officer or director in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action.  Also through Indemnity Agreements, the Company has agreed to pay to the officer or director, in advance of the final disposition or conclusion of any Action, the officer or director’s reasonable expenses incurred by or on behalf of the officer or director in connection with such Action, provided that certain conditions are satisfied.  Finally, through Indemnity Agreements, the Company has agreed that it may purchase and maintain insurance on behalf of an officer or director against any liability and/or expense asserted against him or her and/or incurred by or on behalf of him or her in such capacity as a Company officer or director and/or of an Affiliate, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability or advance of expenses under the provisions of the Indemnity Agreement or under the DGCL as it may then be in effect.

Delaware Law

Section 145 of the DGCL, which was adopted by the Company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as the Company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)        Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Margarita, State of California, on the 24th day of September 2012.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Thomas Steipp and Tony Chung and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas Steipp
Thomas Steipp	President, Chief Executive Officer and Director	September 24, 2012

/s/ Tony Chung
Tony Chung	Chief Financial Officer	September 24, 2012

/s/ Abdi Mahamedi
Abdi Mahamedi	Chairman of the Board and Director	September 24, 2012

/s/ Ricardo Salas
Ricardo Salas	Executive Vice President and Director	September 24, 2012

/s/ Mark Hansen
Mark Hansen	Director	September 24, 2012

/s/ Scott Gillis
Scott Gillis	Director	September 24, 2012

EXHIBIT INDEX

Exhibit Number	Document Description

4.1*	Certificate of Incorporation, as amended.

4.2*	Bylaws, as amended.

4.3	Liquidmetal Technologies, Inc. 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on July 2, 2012).

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of Registered Independent Public Accounting Firm, SingerLewak LLP.

23.2*	Consent of Registered Independent Public Accounting Firm, Choi, Kim & Park, LLP.

23.3*	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24	Powers of Attorney (included on signature page).

Documents incorporated by reference to filings made by the Company under the Securities Exchange Act of 1934, as amended, are under Securities and Exchange Commission File No. 001-31332.

*  Filed herewith.